Exhibit 99.1

EXPRESSJET CONTINUES TO EXPLORE STRATEGIC OPTIONS AND SIGNS NEWCAPACITY PURCHASE AGREEMENT WITH CONTINENTAL AIRLINES;REDUCES FLEET IN RESPONSE TO ESCALATING FUEL COSTS

              HOUSTON, TX. – June 5, 2008 – ExpressJet Holdings, Inc. (NYSE: XJT) announced today that, while it continues to explore all of its strategic options, ithas entered into a new seven-year capacity purchase agreement with Continental Airlines, Inc. (NYSE: CAL).  The new agreement, which becomes effective July 1, 2008, will allow ExpressJet to continue flying the 205 aircraft currently flown for Continental for the foreseeable future while providing Continental the right after one year to withdraw up to 15 aircraft.  The new agreement significantly changes Continental’s governance rights under the original agreement, including easing change-in-control limitationson ExpressJet, reducing restrictions on ExpressJet flying into Continental’s hub airports,and removing the most-favored-nation clause, allowing ExpressJet to actively pursue flying for other carriers and to consider other strategic alternatives.  The new agreement also removes Continental’s ability to terminate the agreementwithout cause.

              The new agreement is based on fixed block hour rates that include various pass-through expenses, such as aircraft rent, fuel, airport ground handling and landing fees.  The fixed block hour rates are considerably lower than the rates under the current agreement and will be subject to annual adjustment tied to a consumer pricing index.  The company intends to return to Continental up to 39 aircraft previously released from the original capacity purchase agreement and to aggressively reduce costs in the coming months in response to the new agreement with Continental and the economic difficulties facing the entire airline industry.

              “We recognize the current challenging industry environment being faced by all airlines and we need to react quickly to this deteriorating situation.  While this new agreement with Continental reduces uncertainty around the core aspect of our company, it certainly reflects the current operating environment and the evolution of the relationships between mainline and regional airlines.  That said, we are pleased to have the opportunity to continue providing uninterrupted, seamless service to Continental and their customers”, stated Jim Ream, ExpressJet’s President and Chief Executive Officer.

                The company willretain 30 aircraft previously released from the parties’ current agreement at reduced rental rates to use as it deems appropriate.

                ExpressJet and Continental also entered into a settlement agreement and release of all the parties’ claims relating to payments under the original capacity purchase agreement, including all disputes previously disclosed as possible matters for arbitration.

                As previously announced, the company has filed a preliminary proxy statement for a special meeting of stockholders to be held on June 30, 2008, to approve the potential issuance of additional shares of its common stock in connection with its August 1 repurchase obligation under its convertible notes, as well as an amendment to its certificate of incorporation increasing the authorized number of shares of common stock.  The company continues to work with its financial advisors at Goldman, Sachs & Co. and intends to enter into negotiations with certain holders of the convertible notes to find a mutually agreeable solution to the repurchase obligation.

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ExpressJet Signs New Capacity Purchase Agreement/Page 2

ExpressJet Background

              ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 166 destinations in North America and the Caribbean with approximately 1,450 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

Forward Looking Statements

              Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to the company’s continued dependence on Continental for the majority of its revenue; the company’s new operations are less profitable than historical results; record-breaking fuel prices; competitive responses to the company’s branded entry into new markets; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2007 annual report on Form 10-K.  The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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